Exhibit 3.39

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:26 PM 11/22/2011
FILED 05:21 PM 11/22/2011
SRV 111223723 - 5069824 FILE

CERTIFICATE OF INCORPORATION

OF

KNOLOGY SOLUTIONS, INC.

Article 1                                     Name

The name of the corporation is Knology Solutions, Inc. (the “Corporation

Article 2                                     Registered Office and Agent

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Corporation at such address is Corporation Service Company.

Article 3                                     Purpose and Powers

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4                                     Capital Stock

4.1                          Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, of which all shares shall be Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”).

4.2 Common Stock 4.2.1 Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2 Dividends

Dividends may be paid or funds may be set aside for payment only out of any assets legally available for the payment of dividends, when and as declared by the Board of Directors of the Corporation.

4.2.3 Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.

4.2.4 Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5                                          Incorporator

The name and mailing address of the incorporator (the “Incorporator”) are Jacquelyn E. Hartley, One Atlantic Center, 1201 West Peachtree Street, Suite 3000, Atlanta, Georgia 303043455. The powers of the Incorporator shall terminate upon filing of this Certificate of Incorporation.

Article 6                                          Board of Directors

6.1                               Initial Directors; Number; Election

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

Rodger L. Johnson	1241 O.G. Skinner Drive
West Point, Georgia 31833
Chad S. Wachter	1241 O.G. Skinner Drive
West Point, Georgia 31833
M. Todd Holt	1241 O.G. Skinner Drive
West Point, Georgia 31833

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.2                             Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3                             Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7                                          Compromises or Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to, any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Article 8                                          Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 9                                          Reservation of Right to Amend Certificate of Incorporation

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

In Witness Whereof, the undersigned being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 22nd day of November, 2011.

/s/ Jacquelyn E. Hartley
Jacquelyn E. Hartley
Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:05 PM 01/18/2012
FILED 11:48 AM 01/18/2012
SRV 120057303 - 5069824 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KNOLOGY SOLUTIONS, INC.

KNOLOGY SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Corporation filed a Certificate of Incorporation on November 22, 2011 (the “Certificate”).

SECOND: This Certificate of Amendment was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

THIRD: That Article 1 of the Certificate be deleted in its entirety and replaced by the following language:

“Article 1                                   Name

The name of the corporation is Knology Data Center Services, Inc. (the “Corporation”).”

IN WITNESS WHEREOF, Knology Solutions, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its duly authorized representative as of January 18, 2012.

Knology Solutions, Inc.

By:	/s/ Chad S. Wachter Chad
S. Wachter, Secretary

State of Delaware
Secretary of State Division Secret
Delivered 12:55 PM 02/03/2012
FILED 12:52 PM 02/03/2012 SRV
120121289 - 5069824 FILE

CERTIFICATE OF MERGER
of
E SOLUTIONS CORPORATION
(a Florida corporation)

into

KNOLOGY DATA CENTER SERVICES, INC.
(a Delaware corporation)

Pursuant to Section 252 of the

State of Delaware General Corporation Law

The undersigned, being the surviving corporation, hereby sets forth as follows:

FIRST: The name of each of the constituent corporations in the merger is Knology Data Center Services, Inc., a Delaware corporation (“Knology DCS”), and E Solutions Corporation, a Florida corporation (“E Solutions”). The surviving corporation in the merger shall be Knology DCS.

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

THIRD:                      Upon the filing of this Certificate of Merger, the Certificate of Incorporation of Knology DCS shall be its certificate of incorporation.

FOURTH: The executed Agreement and Plan of Merger is on file at the office of Knology DCS located at 1241 O.G. Skinner Drive, West Point, Georgia 31833.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by Knology DCS, on request and without cost, to any stockholder of any constituent corporation.

SIXTH: The authorized capital stock of E Solutions is one million (1,000,000) shares of common stock, par value $0.01 per share.

SEVENTH: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

(Signature on following page.)

IN WITNESS WHEREOF, this Certificate of Merger is hereby executed this ) day of February, 2012.

KNOLOGY DATA CENTER SERVICES, INC.

By:
Name: Chad S. Wachter
Title: Secretary